FOR IMMEDIATE RELEASE

HENRY SCHEIN REPORTS RECORD THIRD QUARTER RESULTS

Net sales increase 11.5%; Net income up 11% excluding sales of seasonal influenza vaccines
Company affirms 2011 financial guidance, introduces 2012 financial guidance

MELVILLE, N.Y. - November 1, 2011 – Henry Schein, Inc. (NASDAQ: HSIC), the largest provider of healthcare products and services to office-based practitioners, today reported record financial results for the quarter ended September 24, 2011.  The Company noted that influenza vaccine sales and related profits were lower this quarter than in the prior year quarter.  In order to provide more meaningful commentary the Company will be discussing results including and excluding this impact.
Net sales for the third quarter of 2011 were $2.1 billion, an increase of 11.5% compared with the third quarter of 2010.  This consists of 7.4% growth in local currencies and 4.1% growth related to foreign currency exchange.  Internal sales growth in local currencies was 3.3% (see Exhibit A for details of sales growth).  Excluding sales of seasonal influenza vaccines from both periods, net sales increased 12.9%, with 8.6% growth in local currencies including 4.3% internal sales growth.
Net income attributable to Henry Schein, Inc. for the third quarter of 2011 was $92.0 million or $0.99 per diluted share, an increase of 4.6% and 5.3%, respectively, compared with the third quarter of 2010.  Excluding sales of seasonal influenza vaccines from both periods, net income and diluted EPS increased by approximately 11%.
“We are pleased to be reporting sales growth in local currencies in each of our five business groups during the third quarter.  Third quarter results were impacted by lower sales and profits from seasonal influenza vaccine.  More importantly, double-digit growth in net income excluding seasonal flu vaccine sales reflects continued strength in our core businesses,” said Stanley M. Bergman, Chairman and Chief Executive Officer of Henry Schein.
                “Our financial results were also impacted by various macroeconomic factors both in the U.S. and overseas.  However, we believe that Henry Schein is affected by these factors to a lesser extent compared with other areas of healthcare and with other industries,” he added.  “Against this backdrop as well as a strengthening U.S. dollar versus various foreign currencies, we are introducing 2012 guidance for diluted

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EPS to be from $4.25 to $4.34, which represents growth of 8% to 10% compared to the midpoint of our 2011 EPS guidance.”  The Company noted that the 2012 fiscal year includes one less week than 2011.
North American Dental sales of $682.4 million increased 2.5%, consisting of 1.8% growth in local currencies and 0.7% growth related to foreign currency exchange.  The 1.8% growth in local currencies included 2.9% growth in Dental consumable merchandise sales and a 2.1% decline in Dental equipment sales and service revenues.
“Growth in sales of Dental consumable merchandise is slightly ahead of our estimate for market growth and we believe reflects consistent patient traffic to dental offices,” commented Mr. Bergman.  “Dental equipment sales were impacted by a cautious environment for capital equipment purchases.  However, as we entered the fourth quarter, our Dental equipment order book was significantly stronger than it had been entering the third quarter.”
North American Medical sales of $402.2 million increased 2.6%.  “During the third quarter we distributed 9.9 million doses of seasonal influenza vaccines versus 11.2 million doses in last year’s third quarter.  We have sold substantially all of our 11.6 million dose commitment for 2011 as of today.  As we previously announced, we reduced our commitment for influenza vaccine doses by approximately two million earlier this year.  Excluding sales of seasonal influenza vaccines from both quarters, our North American Medical sales increased 8.1% as we continued to gain market share,” remarked Mr. Bergman.
North American Animal Health sales of $246.5 million increased 9.4%.  “We continue to be very pleased with the results from our North American Animal Health business, and believe our performance remains well in excess of market growth.  Our sales growth is due primarily to expanding the breadth and depth of our product offerings, and strengthening customer relationships.  We look forward to continued growth in our Animal Health business now that the successful integration is behind us,” commented Mr. Bergman.
International sales of $718.5 million increased 28.0%, consisting of 15.2% growth in local currencies and 12.8% growth related to foreign currency exchange.
“International sales growth in local currencies includes solid internal sales growth complemented by the acquisition of Provet Holdings.  As in the U.S., we believe dentists in Europe are experiencing consistent patient traffic but there is a cautionary environment for capital equipment purchases,” added Mr. Bergman.
Technology and Value-Added Services sales of $62.2 million increased 26.5% during the quarter, consisting of 25.2% growth in local currencies and 1.3% growth related to foreign currency exchange.

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“We are very pleased with the growth in our Technology and Value-Added Services group, which has exceeded 20% for four consecutive quarters,” explained Mr. Bergman.  “Third quarter results include particular strength in our electronic services and financial services businesses.”

Stock Repurchase Plan
The Company announced that it repurchased 1.6 million shares of its common stock during the third quarter at an average price of $62.40 per share.  The impact of the repurchase of shares on third quarter diluted EPS was not material.  At the close of the third quarter, the Company had $167.5 million authorized for future repurchases of its common stock.
“Whereas previously we stated that the goal of our share buyback program was to keep the number of shares outstanding approximately equal to 2010 levels, our strategy is now to reduce the number of shares outstanding versus the prior year,” noted Mr. Bergman.

Year-to-Date Results
For the first nine months of 2011, net sales of $6.2 billion increased 12.5% compared with the first nine months of 2010.  This increase includes 9.1% growth in local currencies and 3.4% growth related to foreign currency exchange.
Net income attributable to Henry Schein, Inc. for the first nine months of 2011 was $262.9 million or $2.82 per diluted share, an increase of 9.1% and 8.9%, respectively, compared with adjusted net income for the first nine months of 2010, which excludes restructuring costs of $12.3 million or $0.09 per diluted share.  Growth in diluted EPS was 12.8% on an as-reported basis (see Exhibit B for reconciliation of GAAP net income and EPS to non-GAAP adjusted net income and EPS).

2011 EPS Guidance
Henry Schein today affirmed 2011 financial guidance, as follows:

•	2011 diluted EPS attributable to Henry Schein, Inc. is expected to be in the range of $3.92 to $3.98.

•
Guidance for 2011 diluted EPS attributable to Henry Schein, Inc. is for current continuing operations as well as completed or previously announced acquisitions, and does not include the impact of potential future acquisitions, if any.

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2012 EPS Guidance
Henry Schein today introduced 2012 financial guidance, as follows:

•
For 2012 the Company expects growth in diluted EPS attributable to Henry Schein, Inc. to be $4.25 to $4.34, which represents growth of approximately 8% to 10% compared with the midpoint of 2011 guidance.

•	The Company notes that the 2012 fiscal year includes one less week than 2011.

•
Guidance for 2012 diluted EPS attributable to Henry Schein, Inc. is for current continuing operations as well as completed or previously announced acquisitions, and does not include the impact of potential future acquisitions, if any.

Third Quarter Conference Call Webcast
The Company will hold a conference call to discuss third quarter financial results today, beginning at 10:00 a.m. Eastern time.  Individual investors are invited to listen to the conference call over the Internet through Henry Schein’s Web site at www.henryschein.com.  In addition, a replay will be available beginning shortly after the call has ended.

About Henry Schein
Henry Schein, Inc. (NASDAQ: HSIC), the largest provider of health care products and services to office-based practitioners, is a Fortune 500® company and a member of the NASDAQ 100® Index.  The Company is recognized for its excellent customer service and highly competitive prices.  Henry Schein’s five businesses – Dental, Medical, Animal Health, International, and Technology – serve more than 700,000 customers worldwide, including dental practitioners and laboratories, physician practices and animal health practices, as well as government and other institutions.  The Company operates through a centralized and automated distribution network, which provides customers in more than 200 countries with a comprehensive selection of more than 90,000 national and Henry Schein private-brand products in stock, as well as more than 100,000 additional products available as special-order items.  Henry Schein also provides exclusive, innovative technology offerings for dental, medical, and veterinary professionals, including value-added practice management software and electronic health record solutions.
                Headquartered in Melville, N.Y., Henry Schein employs more than 14,000 people and has operations or affiliates in 25 countries.  The Company’s net sales reached a record $7.5 billion in 2010.  For more information, visit the Henry Schein Web site at www.henryschein.com.

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In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. All forward-looking statements made by us are subject to risks and uncertainties and are not guarantees of future performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These statements are identified by the use of such terms as "may," "could," "expect," "intend," "believe," "plan," "estimate," "forecast," "project," "anticipate" or other comparable terms. A full discussion of our operations and financial condition, including factors that may affect our business and future prospects, is contained in documents we have filed with the SEC and will be contained in all subsequent periodic filings we make with the SEC. These documents identify in detail important risk factors that could cause our actual performance to differ materially from current expectations.

Risk factors and uncertainties that could cause actual results to differ materially from current and historical results include, but are not limited to: recently enacted healthcare legislation; effects of a highly competitive market; changes in the healthcare industry; changes in regulatory requirements; risks from expansion of customer purchasing power and multi-tiered costing structures; risks associated with our international operations; fluctuations in quarterly earnings; our dependence on third parties for the manufacture and supply of our products; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; financial risks associated with acquisitions; regulatory and litigation risks; the dependence on our continued product development, technical support and successful marketing in the technology segment; risks from disruption to our information systems; general economic conditions; decreased customer demand and changes in vendor credit terms; disruptions in financial markets; our dependence upon sales personnel, manufacturers and customers; our dependence on our senior management; possible increases in the cost of shipping our products or other service issues with our third-party shippers; risks from rapid technological change; possible volatility of the market price of our common stock; certain provisions in our governing documents that may discourage third-party acquisitions of us; and changes in tax legislation. The order in which these factors appear should not be construed to indicate their relative importance or priority.

We caution that these factors may not be exhaustive and that many of these factors are beyond our ability to control or predict. Accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. We undertake no duty and have no obligation to update forward-looking statements.

CONTACTS:         Investors: Steven Paladino
Executive Vice President and Chief Financial Officer
steven.paladino@henryschein.com
(631) 843-5500

Media: Susan Vassallo
Vice President, Corporate Communications
susan.vassallo@henryschein.com
(631) 843-5562

(TABLES TO FOLLOW)

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HENRY SCHEIN, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
	2011	2010	2011	2010

Net sales	$2,111,693	$1,893,511	$6,190,094	$5,503,222
Cost of sales	1,524,273	1,356,055	4,424,628	3,907,089
Gross profit	587,420	537,456	1,765,466	1,596,133
Operating expenses:
Selling, general and administrative	444,159	400,088	1,346,690	1,204,715
Restructuring costs	-	-	-	12,285
Operating income	143,261	137,368	418,776	379,133
Other income (expense):
Interest income	3,830	3,422	11,955	10,318
Interest expense	(6,813)	(7,824)	(22,800)	(26,096)
Other, net	232	29	1,313	388
Income before taxes, equity in earnings of affiliates
and noncontrolling interests	140,510	132,995	409,244	363,743
Income taxes	(44,261)	(42,226)	(130,754)	(115,885)
Equity in earnings of affiliates	4,559	3,721	10,345	7,047
Net income	100,808	94,490	288,835	254,905
Less: Net income attributable to noncontrolling interests	(8,847)	(6,597)	(25,904)	(22,111)
Net income attributable to Henry Schein, Inc.	$91,961	$87,893	$262,931	$232,794

Earnings per share attributable to Henry Schein, Inc.:

Basic	$1.02	$0.97	$2.90	$2.59
Diluted	$0.99	$0.94	$2.82	$2.50

Weighted-average common shares outstanding:
Basic	90,251	90,326	90,582	89,932
Diluted	92,869	93,270	93,195	93,098

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HENRY SCHEIN, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 24,	December 25,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$106,872	$150,348
Accounts receivable, net of reserves of $62,107 and $56,267	983,060	885,784
Inventories, net	923,687	870,206
Deferred income taxes	54,108	48,951
Prepaid expenses and other	249,405	214,013
Total current assets	2,317,132	2,169,302
Property and equipment, net	262,502	252,573
Goodwill	1,495,256	1,424,794
Other intangibles, net	426,061	405,468
Investments and other	297,345	295,334
Total assets	$4,798,296	$4,547,471

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$595,476	$590,029
Bank credit lines	40,015	41,508
Current maturities of long-term debt	20,076	4,487
Accrued expenses:
Payroll and related	175,919	172,746
Taxes	127,337	91,581
Other	242,529	267,736
Total current liabilities	1,201,352	1,168,087
Long-term debt	371,864	395,309
Deferred income taxes	190,726	190,225
Other liabilities	76,732	76,753
Total liabilities	1,840,674	1,830,374

Redeemable noncontrolling interests	417,060	304,140
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized,
none outstanding	-	-
Common stock, $.01 par value, 240,000,000 shares authorized,
90,881,484 outstanding on September 24, 2011 and
91,939,477 outstanding on December 25, 2010	909	919
Additional paid-in capital	538,029	601,014
Retained earnings	1,950,593	1,779,178
Accumulated other comprehensive income	49,623	30,514
Total Henry Schein, Inc. stockholders' equity	2,539,154	2,411,625
Noncontrolling interests	1,408	1,332
Total stockholders' equity	2,540,562	2,412,957
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$4,798,296	$4,547,471

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HENRY SCHEIN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$100,808	$94,490	$288,835	$254,905
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	28,571	25,166	86,040	75,510
Amortization of bond discount	-	872	-	4,007
Stock-based compensation expense	8,085	6,746	26,045	19,745
Provision for losses on trade and other accounts receivable	914	607	3,636	2,929
Provision for (benefit from) deferred income taxes	(2,563)	3,763	(12,828)	(2,068)
Stock issued to 401(k) plan	5,798	5,721	5,798	5,721
Undistributed earnings of affiliates	(4,559)	(3,721)	(10,345)	(7,047)
Other	786	2,626	3,028	5,275
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(40,883)	(70,865)	(50,785)	(104,719)
Inventories	(18,559)	(26,465)	(14,657)	5,799
Other current assets	(7,437)	(19,115)	(18,537)	(37,526)
Accounts payable and accrued expenses	10,388	28,012	(39,589)	(45,706)
Net cash provided by operating activities	81,349	47,837	266,641	176,825

Cash flows from investing activities:
Purchases of fixed assets	(11,783)	(9,384)	(32,547)	(26,926)
Payments for equity investments and business
acquisitions, net of cash acquired	-	(101,730)	(143,636)	(306,328)
Distributions from equity investments	8,978	563	10,158	2,084
Purchases of available-for-sale securities	-	-	-	(26,984)
Proceeds from sales of available-for-sale securities	300	4,550	2,450	5,950
Proceeds from maturities of available-for-sale securities	-	14,988	-	26,984
Other	(877)	(551)	(1,827)	(1,765)
Net cash used in investing activities	(3,382)	(91,564)	(165,402)	(326,985)

Cash flows from financing activities:
Proceeds from (repayments of) bank borrowings	(9,272)	200,863	(1,601)	200,195
Proceeds from issuance of long-term debt	-	100,000	3,101	100,000
Principal payments for long-term debt	(740)	(241,501)	(24,656)	(291,676)
Proceeds from issuance of stock upon exercise of stock options	2,312	4,314	30,250	25,350
Payments for repurchases of common stock	(100,377)	(4,819)	(132,475)	(4,819)
Excess tax benefits related to stock-based compensation	573	1,235	7,425	7,586
Distributions to noncontrolling shareholders	(1,461)	(2,003)	(7,878)	(9,739)
Acquisition of noncontrolling interests in subsidiaries	(11,833)	(139,845)	(15,199)	(149,845)
Other	-	(89)	(90)	(269)
Net cash provided by financing activities	(120,798)	(81,845)	(141,123)	(123,217)

Net change in cash and cash equivalents	(42,831)	(125,572)	(39,884)	(273,377)
Effect of exchange rate changes on cash and cash equivalents	(12,086)	8,186	(3,592)	5,953
Cash and cash equivalents, beginning of period	161,789	321,116	150,348	471,154
Cash and cash equivalents, end of period	$106,872	$203,730	$106,872	$203,730

Note: Certain prior period amounts have been reclassified to conform to the current period presentation.

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Exhibit A

Henry Schein, Inc.
2011 Third Quarter
Sales Growth Rate Summary
(unaudited)

Q3 2011 over Q3 2010

	Consolidated	N.A. Dental	N.A. Medical	N.A. Animal Health	International	Technology/ VAS

Internal Sales Growth	3.3%	1.8%	1.8%	9.4%	3.1%	11.3%

Acquisitions	4.1%	0.0%	0.8%	0.0%	12.1%	13.9%

Local Currency Sales Growth	7.4%	1.8%	2.6%	9.4%	15.2%	25.2%

Foreign Currency Exchange	4.1%	0.7%	0.0%	0.0%	12.8%	1.3%

Total Sales Growth	11.5%	2.5%	2.6%	9.4%	28.0%	26.5%

Total Sales Growth excluding
influenza vaccine sales	12.9%	2.5%	8.1%	9.4%	28.0%	26.5%

Local Currency Sales Growth
excluding influenza vaccine
sales	8.6%	1.8%	8.1%	9.4%	15.2%	25.2%

Q3 YTD 2011 over Q3 YTD 2010

	Consolidated	N.A. Dental	N.A. Medical	N.A. Animal Health	International	Technology/ VAS

Internal Sales Growth	4.2%	2.7%	6.2%	9.4%	2.2%	12.5%

Acquisitions	4.9%	1.5%	1.7%	1.2%	11.1%	12.3%

Local Currency Sales Growth	9.1%	4.2%	7.9%	10.6%	13.3%	24.8%

Foreign Currency Exchange	3.4%	0.7%	0.0%	0.0%	9.6%	1.4%

Total Sales Growth	12.5%	4.9%	7.9%	10.6%	22.9%	26.2%

Total Sales Growth excluding
influenza vaccine sales	12.9%	4.9%	10.3%	10.6%	22.9%	26.2%

Local Currency Sales Growth
excluding influenza vaccine
sales	9.5%	4.2%	10.3%	10.6%	13.3%	24.8%

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Exhibit B

Henry Schein, Inc.
2011 Third Quarter and YTD
Reconciliation of GAAP results of net income attributable to Henry Schein, Inc. to non-GAAP results of net income attributable to Henry Schein, Inc.
(in thousands, except per share data)
(unaudited)

	Third Quarter			YTD
			%			%
	2011	2010	Growth	2011	2010	Growth
From Net Income Attributable to Henry Schein, Inc.
Net Income Attributable to Henry Schein, Inc.	$91,961	$87,893	4.6%	$262,931	$232,794	12.9%
Diluted EPS from Net Income attributable to Henry
Schein, Inc.	$0.99	$0.94	5.3%	$2.82	$2.50	12.8%

Non-GAAP Adjustments (after-tax)
Restructuring costs	$-	$-		$-	$8,260
Net Income attributable to Henry Schein, Inc.	$0	$0		$0	$8,260
Diluted EPS from Net Income attributable to Henry Schein, Inc.	$0.00	$0.00		$0.00	$0.09

Adjusted Results From Net Income Attributable to
Henry Schein, Inc.
Net Income attributable to Henry Schein, Inc.	$91,961	$87,893	4.6%	$262,931	$241,054	9.1%
Diluted EPS from Net Income attributable to Henry
Schein, Inc.	$0.99	$0.94	5.3%	$2.82	$2.59	8.9%

This non-GAAP comparison is being presented in order to provide a more comparable basis for analysis.  Earnings per share numbers may not sum due to rounding.

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